UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2023
_______________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
14221 N. Dallas Parkway, Suite 1100,
Dallas, Texas 75254-2957
(Address of Principal Executive Offices, and Zip Code)
(214) 631-4420
Registrant's Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Indenture Governing 7.750% Senior Notes Due 2028
On June 30, 2023 (the “Closing Date”), Trinity Industries, Inc. (the “Company” or “we”) entered into an indenture (the “Indenture”), by and among the Company, certain subsidiaries of the Company named as guarantors therein (the “Guarantors”) and Truist Bank, as trustee, pursuant to which the Company issued $400.0 million aggregate principal amount of its 7.750% Senior Notes due 2028 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act (the “Offering”). The Notes were initially sold pursuant to a purchase agreement, dated June 28, 2023, among the Company, the Guarantors and BofA Securities, Inc., as representative of the initial purchasers named therein.
The Notes mature on July 15, 2028 and bear interest at a rate of 7.750% per annum. Interest on the Notes is payable to the holders thereof semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2024.
The Notes are fully and unconditionally guaranteed by each of the Company’s domestic subsidiaries that is a guarantor (collectively, the “Guarantors”) under the Company’s unsecured corporate revolving credit facility (the “Revolving Credit Facility”). If additional subsidiaries guarantee the Revolving Credit Facility in the future, each such subsidiary also will be required to guarantee the Notes. The guarantee of any Guarantor may be released in certain circumstances, including if such Guarantor ceases to guarantee the Revolving Credit Facility.
The Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment to all of the Company’s existing and future senior debt and senior in right of payment to all of the Company’s future subordinated debt. The Notes will be effectively subordinated to any of the Company’s existing and future secured debt, to the extent of the value of the assets securing such debt. The Note guarantee of each Guarantor will rank equally in right of payment with all of such Guarantor’s existing and future senior debt and senior in right of payment to all of such Guarantor’s future subordinated debt. In addition, the Notes will be structurally subordinated to all liabilities of the Company’s non-guarantor subsidiaries, including the non-recourse debt of its leasing subsidiaries.
The Company may redeem all or a portion of the Notes beginning on July 15, 2025 at the redemption prices set forth in the Indenture. Prior to July 15, 2025, the Company may redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the “make-whole” premium described in the Indenture. The Company may also redeem up to 40% of the aggregate principal amount of the Notes at any time prior to July 15, 2025 using the net proceeds from certain equity offerings at a redemption price equal to 107.750% of the principal amount of the Notes.
The Indenture contains customary negative covenants for financings of this type that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to create or permit to exist certain liens, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of our assets.
The Company estimates that the net proceeds from the Offering will be approximately $394.5 million after deducting initial purchasers’ discounts and estimated offering expenses payable by the Company. The net proceeds from the offering of the Notes were used to fund the repayment of amounts outstanding under the Revolving Credit Facility and to pay related fees, costs, premiums and expenses in connection therewith and with the Offering. The Company intends to use the remainder for general corporate purposes, which may include repayment of its other debt, including the Company’s 4.550% Senior Notes due 2024.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of Note included therein, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
On June 28, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) - (c) Not applicable.

(d) Exhibits:

NO.	DESCRIPTION
4.1	Indenture, dated as of June 30, 2023 by and among Trinity Industries, Inc., the guarantors party thereto and Truist Bank, as trustee, governing the 7.750% Senior Notes due 2028.
4.2	Form of 7.750% Senior Notes due 2028 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith).
99.1	Press Release issued by Trinity Industries, Inc., dated June 28, 2023.
101.SCH	Inline XBRL Taxonomy Extension Schema Document (filed electronically herewith).
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document (filed electronically herewith).
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (filed electronically herewith).
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

June 30, 2023	By:	/s/ Eric R. Marchetto
Name: Eric R. Marchetto
Title: Executive Vice President and Chief Financial Officer